                                                   ----------------------------
                 UNITED STATES                           OMB APPROVAL
         SECURITIES AND EXCHANGE COMMISSION        ----------------------------
              Washington, D.C.  20549              OMB Number: 3235--145
                                                   Expires: December 31, 1997
                                                   Estimated average burden
                                                   hours per response....14.90
                                                   ----------------------------


                           SCHEDULE 13G


               Under the Securities Exchange Act of 1934
                        (Amendment No.           )*

                                 ILEX Oncology, Inc.
-------------------------------------------------------------------------------
                                  (Name of Issuer)

                              Common Stock, $.01 par value
-------------------------------------------------------------------------------
                           (Title of Class of Securities)

                                      451923106
                                  ----------------
                                   (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                     ----------------------
CUSIP No. 451923106                   13G                 Page 2  of 12 Pages
-------------------                                     ----------------------


-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Boston Capital Ventures III, Limited Partnership
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)  /  /
                                                     (b) /  /
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
NUMBER OF                     5    SOLE VOTING POWER
  SHARES                                 0
BENEFICIALLY                  -------------------------------------------------
 OWNED BY
   EACH                       6    SHARED VOTING POWER
 REPORTING                            771,547
  PERSON                      -------------------------------------------------
   WITH                       7    SOLE DISPOSITIVE POWER
                                          0
                             --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER
                                       771,547
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     771,547
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /  /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                     ----------------------
CUSIP No. 451923106                   13G                 Page 3  of 12 Pages
-------------------                                     ----------------------


-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     BD Partners Limited Partnership
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)  /  /
                                                     (b) /  /
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
NUMBER OF                     5    SOLE VOTING POWER
  SHARES                                 0
BENEFICIALLY                  -------------------------------------------------
 OWNED BY
   EACH                       6    SHARED VOTING POWER
 REPORTING                            771,547
  PERSON                      -------------------------------------------------
   WITH                       7    SOLE DISPOSITIVE POWER
                                          0
                             --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER
                                       771,547
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     771,547
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /  /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *
     PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                     ----------------------
CUSIP No. 451923106                   13G                 Page 4  of 12 Pages
-------------------                                     ----------------------


-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     A. Dana Callow, Jr.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)  /  /
                                                     (b) /  /
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
NUMBER OF                     5    SOLE VOTING POWER
  SHARES                                 21,178
BENEFICIALLY                  -------------------------------------------------
 OWNED BY
   EACH                       6    SHARED VOTING POWER
 REPORTING                            771,547
  PERSON                      -------------------------------------------------
   WITH                       7    SOLE DISPOSITIVE POWER
                                          21,178
                             --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER
                                       771,547
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     792,725
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /  /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.5%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                     ----------------------
CUSIP No. 451923106                   13G                Page 5  of 12 Pages
-------------------                                     ----------------------


-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     H.J. von der Goltz
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)  /  /
                                                     (b) /  /
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Guatemala
-------------------------------------------------------------------------------
NUMBER OF                     5    SOLE VOTING POWER
  SHARES                                 0
BENEFICIALLY                  -------------------------------------------------
 OWNED BY
   EACH                       6    SHARED VOTING POWER
 REPORTING                            771,547
  PERSON                      -------------------------------------------------
   WITH                       7    SOLE DISPOSITIVE POWER
                                          0
                             --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER
                                       771,547
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     771,547
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /  /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *
     IN
-------------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                     ----------------------
CUSIP No. 451923106                   13G                Page 6  of 12 Pages
-------------------                                     ----------------------


-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     David Kronfeld
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a)  /  /
                                                     (b) /  /
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
NUMBER OF                     5    SOLE VOTING POWER
  SHARES                                 0
BENEFICIALLY                  -------------------------------------------------
 OWNED BY
   EACH                       6    SHARED VOTING POWER
 REPORTING                            771,547
  PERSON                      -------------------------------------------------
   WITH                       7    SOLE DISPOSITIVE POWER
                                          0
                             --------------------------------------------------
                              8    SHARED DISPOSITIVE POWER
                                       771,547
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     771,547
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /  /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *
     IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------                                    -------------------------
CUSIP No. 451923106                   13G               Page  7 of 12 Pages
------------------                                    -------------------------

    NOTE: This Statement on Schedule 13G is being filed on behalf of (i) Boston Capital Ventures III, Limited Partnership; (ii) BD Partners Limited Partnership; (iii) A. Dana Callow, Jr.; (iv) H. J. von der Goltz; and (v) David Kronfeld.

Item 1.

     (a)             Name of Issuer
                    ------------------

                     ILEX Oncology, Inc.

     (b)             Address of Issuer's Principal Executive Offices
                     -----------------------------------------------

                     1150 I.H. 10 West
                     Suite 300
                     San Antonio, Texas  78230

Item 2.

           Item 2(a)                 Item 2(b)                 Item 2(c)
          ----------                -----------            ----------------------
                                                            Citizenship or Place
     Name of Person Filing           Address                  of Organization
     ---------------------          ---------              -----------------------
Boston Capital Ventures III,    c/o Boston Capital                Delaware
   Limited Partnership            Ventures
     ("BCV III")                45 School Street
                                Boston, MA  02108

BD Limited Partnership         c/o Boston Capital                   Delaware
("BDP"), the sole general        Ventures
partner of BCV III              45 School Street
                                Boston, MA  02108


A. Dana Callow, Jr.,           c/o Boston Millennia                United States
a general partner                Partners
of BDP                          30 Rowes Wharf
                                Boston, MA  02110

H. J. von der Goltz,           c/o Boston Capital                   Guatemala
a general  partner               Ventures
 of BDP                         45 School Street
                                Boston, MA  02108

David Kronfeld, a              JK & B Capital                     United States
general partner              205 N. Michigan Avenue,
of BDP                          Suite 808
                              Chicago, IL 60601

Item 2(d).

Title of Class of Securities
-----------------------------------
Common Stock, $.01 par value

Item 2(e).

CUSIP Number
---------------
451923106

------------------                                    -------------------------
CUSIP No. 451923106                   13G                Page  8 of 12 Pages
------------------                                    -------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13(d)-2(b), check whether the person filing is a:

          (a) ---- Broker or Dealer registered under Section 15 of the Securities Exchange act of 1934 ("the Act").

          (b)  ---  Bank as defined in Section 3(a)(6) of the Act.

          (c)  ---- Insurance Company as defined in Section 3(a)(19) of the Act.

          (d) --- Investment Company registered under Section 8 of the Investment Company Act of 1940.

          (e) --- Investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

          (f) --- Employee Benefit Plan, Pension Fund which is subject to the provision of the Employee Retirement Income Security Act of 1974 or endowment Fund; see Rule 13-d(b)(1)(ii)(F) of the Act.

          (g) --- Parent Holding company, in accordance with Rule 13(d)-1(b)(ii)(G) of the Act.

          (h)  ---  Group, in accordance with rule 13d-1(b)(ii)(H) of the Act.

          None of the above.

Item 4.   Ownership.

     (a)  Amount Beneficially Owned

     As of December 31, 1997, each of the following is the holder of record of
(i) the number of shares of Common Stock and (ii) warrants for the purchase of the number of shares of Common Stock, indicated below;


                         Common Stock                  Warrants
                        ----------------            --------------
BCVIII                   707,418 shares                64,129
BDP                      707,418 shares                64,129
Mr. Callow               14,385 shares                  1,081
Mr. von der Goltz          0 shares                       0
Mr. Kronfeld               0 shares                       0


In addition, Mr. Callow may be deemed the beneficial owner of 5,712 shares subject to stock options which are currently exercisable or exercisable within 60 days from the date hereof..

     (b)  Percent of Class


     BCVIII              6.3%
     BDP                 6.3%
     Mr. Callow          6.5%
     Mr. von der Goltz   6.3%
     Mr. Kronfeld        6.3%

     (c)  Number of shares as to which such person has:
          (i)  sole power to vote or direct the vote:

               BCVIII                        0
               BDP                           0
               Mr. Callow               21,178
               Mr. von der Goltz             0

------------------                                    -------------------------
CUSIP No. 451923106                   13G                 Page  9 of 12 Pages
------------------                                    -------------------------

               Mr. Kronfeld                  0

          (ii) shared power to vote or direct the vote:

               BCVIII                   771,547
               BDP                      771,547
               Mr. Callow               771,547
               Mr. von der Goltz        771,547
               Mr. Kronfeld             771,547

          (iii) sole power to dispose or to direct the disposition of:

               BCVIII                        0
               BDP                           0
               Mr. Callow               21,178
               Mr. von der Goltz             0
               Mr. Kronfeld                  0

          (iv) shared power to dispose or to direct the disposition of:

               BCVIII                   771,547
               BDP                      771,547
               Mr. Callow               771,547
               Mr. von der Goltz        771,547
               Mr. Kronfeld             771,547

    Each of BCVIII, BDP, Mr. Callow, Mr. von der Goltz and Mr. Kronfeld expressly disclaims beneficial ownership of any shares of Common Stock of ILEX Oncology, Inc., except any shares held directly of record or any shares in which they have an actual pecuniary interest.

Item 5.        Ownership of Five Percent or Less of a Class.

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

               Not applicable.

Item 6.        Ownership of More than five Percent on Behalf of another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Member of the Group.

               Not applicable. BCVIII, BDP, Mr. Callow, Mr. von der Goltz and Mr. Kronfeld expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(H).

Item 9.        Notice of Dissolution of Group.

               Not applicable.

------------------                                    -------------------------
CUSIP No. 451923106                  13G                 Page  10 of 12 Pages
------------------                                    -------------------------

Item 10.       Certification.

               Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

    Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13-1(f) under Section 13(d) of the Act.

------------------                                    -------------------------
CUSIP No. 451923106                  13G                 Page  11 of 12 Pages
------------------                                    -------------------------
                                     Signature

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         Date:  February 17, 1998

                                         BOSTON CAPITAL VENTURES III,
                                         LIMITED PARTNERSHIP

                                         By: BD Partners Limited Partnership
                                             its general Partner


                                         By: /s/ A. Dana Callow, Jr.
                                             ----------------------------------
                                                 A. Dana Callow, Jr.,
                                                 General Partner


                                         BD PARTNERS
                                         LIMITED PARTNERSHIP


                                         By: /s/ A. Dana Callow, Jr.
                                            ----------------------------------
                                             A. Dana Callow, Jr.,
                                             General Partner


                                         /s/ A. Dana Callow, Jr.
                                         ----------------------------
                                             A. Dana Callow, Jr.

                                         /s/ H.J. von der Goltz
                                         -----------------------------
                                             H.J. von der Goltz

                                         /s/ David Kronfeld
                                         -----------------------------
                                             David Kronfeld

------------------                                    -------------------------
CUSIP No. 451923106                  13G                 Page  12 of 12 Pages
------------------                                    -------------------------

                                                                      EXHIBIT 1

                             JOINT FILING AGREEMENT OF
                        BOSTON CAPITAL VENTURES III, LIMITED
                   PARTNERSHIP, BD PARTNERS LIMITED PARTNERSHIP,
                        A. DANA CALLOW, JR., H. J. VON DER
                             GOLTZ, AND DAVID KRONFELD

    Each of the undersigned hereby agrees that the foregoing Schedule 13G with respect to the securities of ILEX Oncology, Inc. is filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

     Dated February 17, 1998

                                        BOSTON CAPITAL VENTURES III,
                                        LIMITED PARTNERSHIP
                                        By: BD Partners Limited Partnership
                                            its General Partner

                                        By:  /s/ A. Dana Callow, Jr.
                                             ---------------------------------
                                                 A. Dana Callow, Jr.,
                                                 General Partner

                                        BD PARTNERS
                                        LIMITED PARTNERSHIP


                                        By: /s/ A. Dana Callow, Jr.
                                            ------------------------
                                                A. Dana Callow, Jr.,
                                                General Partner


                                            /s/ A. Dana Callow, Jr.
                                            --------------------------
                                                A. Dana Callow, Jr.


                                            /s/ H.J. von der Goltz
                                            ----------------------------
                                             H. J. von der Goltz


                                            /s/ David Kronfeld
                                            ----------------------------
                                             David Kronfeld